Exhibit 4.4(d)

THIRD AMENDMENT

TO THE

FLUSHING BANK 401(k) SAVINGS PLAN

January 1, 2021 Restatement

The Flushing Bank 401(k) Savings Plan, originally effective as of September 1, 1987, as presently maintained under an amendment and restatement made effective as of January 1, 2021, as amended, is hereby further amended effective as of August 15, 2024, in the following respects:

1.	Section 14.3, “Disposition of Non-Vested Amounts”, is amended to read as follows:

That portion of a Participant’s Employer Contributions Sub-Account that is not vested upon the occurrence of his Settlement Date shall be disposed of as follows:

(a)

If the Participant has no vested interest in his Account upon the occurrence of his Settlement Date or his vested interest in his Account as of the date of distribution does not exceed $5,000, resulting in the distribution or deemed distribution to the Participant of his entire vested interest in his Account, the non-vested balance in the Participant’s Employer Contributions Sub-Account shall be forfeited and his Account closed as of (i) the Participant’s Settlement Date, if the Participant has no vested interest in his Account and is therefore deemed to have received distribution on that date, or (ii) the date actual distribution is made to the Participant.

(b)

If the Participant’s vested interest in his Account exceeds $5,000 and the Participant is eligible for and consents in writing to a single sum payment of his vested interest in his Account, the non-vested balance in the Participant’s Employer Contributions Sub-Account shall be forfeited and his Account closed as of the date the single sum payment occurs, provided that such distribution is made because of the Participant’s Settlement Date. A distribution is deemed to be made because of a Participant’s Settlement Date if it occurs prior to the end of the second Plan Year beginning on or after the Participant’s Settlement Date.

(c)

If neither paragraph (a) nor paragraph (b) is applicable, the non-vested balance in the Participant’s Employer Contributions Sub-Account shall continue to be held in such Sub-Account and shall not be forfeited until the last day of the 5-year period beginning on his Settlement Date, provided that the Participant is not reemployed by an Employer or a Related Employer prior to that date.

2.	Section 15.4, “Cash Outs and Participant Consent”, is amended to read as follows:

Notwithstanding any other provision of the Plan to the contrary, if a Participant’s vested interest in his Account does not exceed $5,000, distribution of such vested interest shall be made to the Participant in a single sum payment or through a direct rollover, as described in Article XVI, as soon as reasonably practicable following his Settlement Date.

If a Participant has no vested interest in his Account on his Settlement Date, he shall be deemed to have received distribution of such vested interest on his Settlement Date.

If a Participant’s vested interest in his Account exceeds $5,000, distribution shall not commence to such Participant prior to his Required Beginning Date without the Participant’s written consent.

3.	Article XV, “Distributions”, is amended by adding a new Section 15.5 and renumbering the remaining sections. Section 15.5 shall read as follows:

15.5	Automatic Rollover of Mandatory Distributions

If distribution of a Participant’s vested interest is to be made to a Participant as provided in the preceding Section before the Required Beginning Date, and the amount of such vested interest exceeds $1,000, distribution of such vested interest shall be made through a direct rollover to an individual retirement plan selected by the Administrator, unless the Participant affirmatively elects distribution in a single sum payment or through a direct rollover to an “eligible retirement plan” (as defined in Code Section 402(c)(8)(B), modified as provided in Code Section 40l(a)(3l)(E)) specified by the Participant. Any distribution made to a Participant’s surviving Spouse or other Beneficiary or to an alternate payee under a qualified domestic relations order shall not be subject to the automatic rollover provisions described in the preceding sentence.

Notwithstanding any other provision of the Plan to the contrary, in determining whether the amount of a Participant’s vested interest in his Account exceeds $1,000 such that distribution of his vested interest is subject to the automatic rollover requirements of this Section, the Participant’s vested interest in his Roth 401(k) Contributions Sub-Account shall be aggregated with the Participant’s vested interest in his other Sub-Accounts under the Plan.

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EXECUTED at   Uniondale  ,   NY   this  10th   day of   September, 2024  ,      .

FLUSHING BANK

By:	Russ Fleishman

Title:	SVP/HR Officer

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